SHARE PURCHASE AGREEMENT

      THIS SHARE PURCHASE AGREEMENT (this "AGREEMENT") made as of the 22 day of December, 2003, by and among BVR Technologies Ltd., an Israeli company (public company number 511146474) ("BVRT"), Technoprises Apros & Chay Ltd. (in foundation) ("TECHNOPRISES"), and the founding Shareholders of TECHNOPRISES listed on Schedule 1 (the "SHAREHOLDERS" and together with TECHNOPRISES, the "SELLERS" and each a "SELLER"),

                              W I T N E S S E T H:

      WHEREAS, TECHNOPRISES is a company in foundation and the Shareholders are the founders and intended owners of all the issued and outstanding share capital of TECHNOPRISES, which is seeking to engage in investments in various technology entities;

      WHEREAS, TECHNOPRISES is the owner of 39.4% (thirty nine point four percent) of the issued and outstanding share capital of TCM - Telem Atik Cross Media Ltd. ("TCM") (on a fully-diluted basis, as of the date of this Agreement);

      WHEREAS, TCM is an Israeli company engaged in the business of cross media service based solutions;

      WHEREAS,   BVRT  wishes  to  purchase  from  the   Shareholders   and  the
Shareholders wish to sell to BVRT all of the shares of TECHNOPRISES for the consideration and on the terms set forth herein;

      WHEREAS, BVRT and the Sellers believe it is in the best of their interests that the transactions contemplated hereby be consummated;

      WHEREAS, BVRT and the Sellers desire to make certain representations, warranties, covenants and other agreements in connection with the transaction contemplated hereby;

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. Sale and Transfer of Shares. Subject to the terms and conditions set forth herein and against receipt of the consideration set forth herein, the Shareholders shall sell, transfer, assign, convey and deliver to BVRT, and BVRT shall purchase and acquire from the Shareholders, on the Closing Date (as hereinafter defined), the number of Ordinary Shares, nominal value non par value each of TECHNOPRISES (the "TECHNOPRISES SHARES") set forth opposite the name of such Shareholder in Schedule 1 hereto under the heading "TECHNOPRISES Shares" and all other shares of TECHNOPRISES owned by such Shareholder immediately prior to the Closing, free and clear of all liens, charges, pledges, claims, security interests, mortgages, adverse claims of ownership or use and/or any other third party right of any kind, restrictions on transfer, defect of title or other encumbrance of any kind or character ("LIENS").

2. Closing.

2.1 The Closing shall take place, subject to, and no later than five (5) business days after the satisfaction or waiver of all the conditions set forth in Section 6 hereunder, at the offices of Yigal Arnon & Co., 46th Floor, the Round Tower, Azrieli Center, Tel Aviv, or at such other place and/or date as the parties hereto shall mutually agree (the actual date on which the Closing shall occur being referred to herein as the "CLOSING DATE").

2.2 Delivery of TECHNOPRISES Shares and Issuance of the Issued Shares.

2.2.1. Subject to the terms and conditions set forth herein, at the Closing, TECHNOPRISES and the Shareholders shall deliver to BVRT a certificate registered in BVRT's name representing all the TECHNOPRISES Shares free and clear of any Liens, accompanied by share transfer deeds, in the form attached hereto as
Schedule 2.2.1 duly signed by each Shareholder.

2.2.2. Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of the TECHNOPRISES Shares being sold, conveyed, transferred, assigned and delivered hereunder, BVRT will issue to the Shareholders at the Closing, following a split of BVRT's share capital such that every 1 Ordinary Share, nominal value NIS 0.50 each, shall be split into 50 Ordinary Shares, nominal value NIS 0.01 each, and thereafter the cancellation of 49 Ordinary Shares out of each 50 Ordinary Shares, nominal value NIS 0.01 each (the "SPLIT AND CANCELLATION"), the aggregate amount of 88,539,309 of BVRT's ordinary shares, nominal value NIS 0.01 per share (the "ISSUED SHARES"), fully paid and registered in the name of the Shareholders, in accordance with the number of shares listed by the name of each Shareholder in
Schedule 1, under the heading "Issued Shares", which shall, in the aggregate, constitute ninety percent (90%) of the issued and outstanding share capital of BVRT, on a fully diluted basis (other than certain options as set forth in Section 3.3 below), following their allotment.

3. Representations and Warranties of BVRT. BVRT hereby represents and warrants to the Sellers and acknowledge that the Sellers are entering into this Agreement in reliance thereon, as follows:

3.1 Organization. BVRT is a corporation duly organized and validly existing under the laws of the State of Israel and has the requisite corporate power and authority to own or lease all of its assets, to carry on its business as now conducted and to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. BVRT has delivered to the Sellers true, complete and correct copies of its Memorandum of Association and Articles of Association (the "BVRT INCORPORATION DOCUMENTS"), each as amended through the date hereof.

3.2 Authority. No Conflicts. All corporate action on the part of BVRT necessary for the authorization, execution, delivery, and performance of all the of BVRT's obligations under this Agreement has been taken (or will be taken prior to the Closing). This Agreement, when executed and delivered by or on behalf of BVRT, shall constitute the valid and legally binding obligation of BVRT, legally enforceable against it in accordance with its terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority, agency, instrumentality, court, tribunal or arbitrator ("GOVERNMENTAL ENTITY") on the part of BVRT is required that has not been, or will not have been, obtained by BVRT prior to the Closing in connection with the valid execution, delivery and performance of this Agreement. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with or result in any violation of or default under (i) the BVRT Incorporation Documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to BVRT or its assets or (iii) any judgment, writ, order, decree, statute, law, ordinance, rule or regulation applicable to it.

3.3 Capitalization. Immediately prior to Closing, the authorized share capital of BVRT shall consist of NIS 2,000,000, divided into 200,000,000 Ordinary Shares, nominal value NIS 0.01 each (the "BVRT SHARES") (following completion of the Split and Cancellation and of an increase of share capital by NIS 1,700,000 (the "CAPITAL INCREASE") of which 9,837,701 Ordinary Shares, nominal value NIS
0.01 each, are issued and outstanding. Except as set forth above, at the close of business on the date hereof, 2003, no shares or other voting securities of BVRT were issued, reserved for issuance or outstanding. All outstanding shares of BVRT, including the Issued Shares when issued, are and will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of BVRT having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of BVRT may vote. Except as set forth on Schedule 3.3, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which BVRT is a party or by which it is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, shares, securities convertible into or exchangeable for shares, or other voting securities of BVRT or obligating it to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of BVRT to repurchase, redeem or otherwise acquire any shares of BVRT or granting any preemptive, anti-dilution or registration right, right of first refusal or first offer, or other right related to its securities. Other than this Agreement, there are, to the knowledge of BVRT, no voting trusts, proxies or other agreements or understandings with respect to the equity securities of BVRT. The Issued Shares will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the BVRT Articles.

3.4 Assets and Liabilities. As of the Closing, BVRT's only asset will be its shareholdings in Coresma Ltd. The shares of Brightcom Technologies Ltd. will be transferred by BVRT prior to the Closing. As of the Closing, BVRT will not have no debts or liabilities of any kind, including but not limited to any liabilities to the tax authorities, employees, former employees or any other third party, nor any cash, cash equivalents or losses for tax purposes.

3.5 Contracts. BVRT is not a party to any material contract not disclosed in the BVRT SEC Documents (as defined below) and is not in default of otherwise under any financial obligation pursuant to any contract. BVRT does not have any employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.

3.6 Litigation. As of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of BVRT, threatened against BVRT that, individually or in the aggregate, could reasonably be expected to (i) materially and adversely affect the business, properties or condition (financial or otherwise including listing of shares on the NASDAQ) (a "MATERIAL ADVERSE EFFECT") on BVRT, (ii) impair in any material respect the ability of BVRT to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, writ, decree, injunction, rule or order of any Governmental Entity outstanding against BVRT having, or which is reasonably likely to have any effect referred to in the foregoing clauses (i) through (iii). BVRT is not subject to any insolvency petitions or proceedings.

3.7 SEC Documents; Financial Statements. Neither this Agreement nor any certificates made or delivered by BVRT in connection herewith contains any untrue statement BVRT has delivered to the Sellers true, complete and correct copies of its Annual Report on Form 20-F for the period ending December 31, 2002 and other forms filed subsequently by BVRT with the U.S. Securities and Exchange Commission (the "SEC" and the "BVRT SEC DOCUMENTS", respectively). As of their respective dates, the BVRT SEC Documents complied in all material respects with the requirements of the United States Securities Act of 1933 (the "SECURITIES ACT") or the United States Exchange Act of 1934 (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such BVRT SEC Documents, and none of the BVRT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any BVRT SEC Document has been revised or superseded by a later-filed BVRT SEC Document filed and publicly available prior to the date of this Agreement, none of the BVRT SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BVRT included in the BVRT SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with Israeli generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of BVRT and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

3.8 Full Disclosure. Neither this Agreement nor any certificates made or delivered by BVRT in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. To BVRT's best knowledge, there is no material fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of BVRT that has not been disclosed to the Sellers in writing by BVRT.

3.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of BVRT.

4. Representations and Warranties of the Sellers. The Sellers, jointly and severally, hereby represents and warrant to BVRT, and acknowledge that BVRT is entering into this Agreement in reliance thereon, as follows:

4.1 Organization. TECHNOPRISES is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted, as set out in the business description attached hereto as Schedule 4.1(a) (the "BUSINESS"). TECHNOPRISES has all requisite power and authority to execute and deliver this Agreement and other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby. The Articles of Association of TECHNOPRISES as in effect at the Closing are attached hereto as Schedule 4.1(b) (the "TECHNOPRISES ARTICLES"). TECHNOPRISES has not taken any action or failed to take any action, which action or failure would preclude or prevent TECHNOPRISES from conducting its business after the Closing in the manner heretofore conducted. TECHNOPRISES has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted and as currently proposed to be conducted by it, the lack of which could have a Material Adverse Effect. TECHNOPRISES is not in default under any of such franchises, permits, licenses, or other similar authority.

4.2 Capitalization. The registered share capital of TECHNOPRISES as of the Closing shall be divided into 100,000 Ordinary Shares of no par value each, of which 10,000 are issued and outstanding and registered in the name of the Shareholders in accordance with the table attached hereto as Schedule 1. Except as contemplated by this Agreement, there are no preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from either Company any shares and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any shares of TECHNOPRISES or under which TECHNOPRISES is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of TECHNOPRISES has been duly authorized, and is validly issued and outstanding and fully paid and nonassessable. The TECHNOPRISES Shares are duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the TECHNOPRISES Articles, and will be free and clear of any Liens and duly registered in the name of BVRT in TECHNOPRISES's share transfer register. TECHNOPRISES is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. Since its incorporation, there has been no declaration or payment by TECHNOPRISES of dividends, or distribution by TECHNOPRISES of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of TECHNOPRISES's securities.

4.3 TCM. At the Closing TECHNOPRISES's only significant assets shall be: such amount of Ordinary Shares of TCM, nominal value NIS 1.0 each (the "TCM Shares") equal to not less than 37.5% of TCM's outstanding share capital, on a fully-diluted basis. Prior to the closing, TECHNOPRISES will transfer the TVGATe technology being purchased from Comverse, to TCM for an equity consideration. As of the Closing, TCM shall have duly acquired full title and all rights and interests in and to the Transferred Assets. The Sellers, jointly and severally, hereby represent and warrant to BVRT the representations and warranties set forth in Schedule 4.3 with respect to TCM and the TCM Shares, including but not limited to representations regarding TCM's cap-table, financial situation, intellectual property, no conflicts, litigation, ownership of assets and material contracts.

4.4 Authorization; No Conflicts. All corporate action on the part of the TECHNOPRISES and of TCM necessary for the authorization, execution, delivery, and performance of all TECHNOPRISES's obligations under this Agreement has been taken (or will be taken prior to the Closing). This Agreement when executed and delivered by or on behalf of TECHNOPRISES shall constitute the valid and legally binding obligations of TECHNOPRISES, legally enforceable against it in accordance with its terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any Governmental Entity on the part of TECHNOPRISES is required that has not been, or will not have been, obtained by TECHNOPRISES prior to the Closing in connection with the valid execution, delivery and performance of this Agreement. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with or result in any violation of or default under (i) TCM's Articles of Association or the TECHNOPRISES Articles,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to TECHNOPRISES or its assets or (iii) any judgment, writ, order, decree, statute, law, ordinance, rule or regulation applicable to them.

t 0 0 4.5 Litigation. As of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of the Sellers, threatened against TECHNOPRISES that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect on TECHNOPRISES, (ii) impair in any material respect the ability of TECHNOPRISES to perform their obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, writ, decree, injunction, rule or order of any Governmental Entity outstanding against TECHNOPRISES having, or which is reasonably likely to have any effect referred to in the foregoing clauses (i) through (iii). TECHNOPRISES is not subject to any insolvency petitions or proceedings.

4.6 Ownership of Assets. TECHNOPRISES owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair TECHNOPRISES's ownership or use of such property or assets. With respect to the property and assets it leases, TECHNOPRISES is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances. TECHNOPRISES does not own any tangible or intangible assets of a material nature other than those set forth in Schedule 4.6 hereto.

4.7 Contracts. Schedule 4.7 contains a true and complete list of all material contracts and agreements to which TECHNOPRISES is a party or by which its property is bound. Each of such contracts and agreements is in full force and effect, and TECHNOPRISES nor to the Sellers' knowledge any other party thereto is in breach thereof. True and correct copies of all such contracts have been delivered to BVRT. Except as set forth on Schedule 4.7 hereto, TECHNOPRISES does not have any employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.

4.8 Full Disclosure. Neither this Agreement nor any certificates made or delivered by TCM or TECHNOPRISES in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. To the Seller's best knowledge there is no material fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of TCM that has not been disclosed to BVRT in writing by the Sellers.

5.  Additional   Representations  and  Warranties  of  the  Shareholders.   Each
Shareholder hereby represents and warrant to BVRT, and acknowledge that BVRT is entering into this Agreement in reliance thereon, as follows:

5.1 Authority. No Conflicts. Such Shareholder has full legal competence and capacity and unrestricted power to execute and deliver this Agreement and any ancillary documents (each a "TRANSACTION DOCUMENT"), and to perform his, her or its obligations hereunder and thereunder. The execution and delivery by such Shareholder of this Agreement and each Transaction Document to which such Shareholder is a party, and the performance by such Shareholder of his, her or its obligations hereunder and thereunder, have been duly authorized by all requisite action, and will not violate any provision of law, any order of any court or other agency of government, any judgment, award or decree or any provision of any contract or other instrument to which such Shareholder is a party, or by which such Shareholder is bound, or conflict with, result in a breach of or constitute a default under any such contract or other instrument.

5.2 Authorization. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes, and each other Transaction Document to which such Shareholder is a party, when executed and delivered by such Shareholder as contemplated hereby, will constitute, the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

5.3 Title to Shares. Such Shareholder has good and valid title to and is the lawful holder of record and beneficial owner of the number of TECHNOPRISES Shares set forth opposite the name of such Shareholder in Schedule 1 to this Agreement under the heading "TECHNOPRISES Shares" in each case free and clear of any and all Liens of any nature whatsoever. The delivery by such Shareholder of a share transfer deed duly executed, to BVRT pursuant to Section 2.2.1 above, together with a resolution of TECHNOPRISES's Board of Directors approving such transfer of shares and registering the transfer in the TECHNOPRISES's share register, will transfer legal, good, valid and full title to and the legal and beneficial ownership of said TECHNOPRISES Shares, free and clear of any Liens of any nature whatsoever.

5.4 Experience;  Receipt of Information;  Consultation with Advisers; Regulation
S. Each Shareholder is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks relating to acquiring the Issued Shares and, by reason of such Shareholder's financial and business experience, the Shareholder has the capacity to protect its interest in connection with the acquisition of such Issued Shares. Each Shareholder understands that its acquisition of such Issued Shares involves a high degree of risk and that there is no assurance that following consummation of the transactions contemplated hereunder, BVRT will comply with the listing requirements of the NASDAQ over-the-counter bulletin board. Without prejudice to the representations and warranties of BVRT, each Shareholder and its counsel have been afforded the opportunity to ask questions and otherwise conduct a due diligence inquiry. In making its decision to receive the Issued Shares as consideration for the TECHNOPRISES Shares, such Shareholder has relied upon review of data and information filed by BVRT with the SEC as well as all the other documents and information regarding BVRT which the Sellers have requested. Each Shareholder has had the opportunity to review with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated hereunder. It understands that it (and not BVRT) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated hereunder. The Shareholder is not a U.S. Person as such term is defined in Regulation S promulgated under the Securities Act and at the time the offer and buy order for the Issued Shares was originated, including, without limitation, at the time the Shareholder executed and delivered this Agreement and otherwise agreed to purchase the Issued Shares, it was located outside the United States.

5.5 Acquisition for Own Account, etc. Each Shareholder is acquiring the Issued Shares for its own account for investment and not with a view to the resale, transfer or distribution thereof, nor with any intention of distributing any Issued Shares. No other person will have any direct or indirect beneficial interest in the Issued Shares acquired by the Shareholder at the Closing. The Shareholder is not organized for the specific purpose of acquiring the Issued Shares to be issued at the Closing. Each Shareholder understands that, in connection with the acquisition of the Issued Shares as contemplated herein, the Issued Shares have not been and will not be registered under the Securities Act or registered or qualified under the securities laws of any U.S. state or other jurisdiction, in each case by reason of specific exemptions from the registration provisions of the Securities Act and the securities laws of such states or other jurisdictions, the availability of which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein and in response to the Shareholder's inquiries, if any.

5.6 Restricted Securities. Each Shareholder understands that the Issued Shares are and will be "restricted securities" under the Securities Act in that such securities will be acquired from BVRT in a transaction not involving a public offering under the Securities Act, and that under U.S. federal and state laws and applicable regulations, such Issued Shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such securities must be held indefinitely. In this regard, Shareholder understands the resale limitations imposed by the Securities Act and is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of "restricted securities".

5.7 Brokers. Except as set forth in Schedule 5.7, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

6. Conditions of Closing.

6.1 Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions:

6.1.1. no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting their consummation;

6.1.2. the parties shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the transactions contemplated hereby, including, without limitation, the approval of the Israel Tax Authority (in particular in connection with the consent of the tax authority to the fact that BVRT will not be liquidated) and, if applicable, the Restrictive Trade Practices Commissioner and any approvals, waivers and consents as may be required under the Securities Act and under state "blue sky" securities laws;

6.1.3. This Agreement and the transactions contemplated hereby, including the Capital Increase and the Split and Cancellation, shall have been approved and adopted by the requisite vote of BVRT's shareholders.

6.1.4. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in a form and substance reasonably satisfactory to the parties and their respective counsel, and the parties and their respective counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.2 Conditions Precedent to the Obligation of BVRT. The obligation of BVRT to consummate the transactions contemplated by this Agreement is subject, at the option of BVRT, to the satisfaction at or prior to the Closing Date of each of the following conditions:

6.2.1. Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time, except for representations and warranties which were made only as of a specific date, which shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality which representations and warranties as so qualified shall be true in all respects) only as of such date, (ii) the Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing, and (iii) BVRT shall have received officers' certificates, executed on behalf of TECHNOPRISES and TCM by duly authorized officers thereof, certifying as to the accuracy of the matters set forth in clauses (i) and (ii) of this
Section 6.2.1.

6.2.2. No Material Adverse Effect. From the date hereof until the Closing, there will have been no Material Adverse Effect in TECHNOPRISES or TCM, in the reasonable judgment of BVRT.

6.2.3. Supporting Documents. On or prior to the Closing Date, BVRT shall have received copies of the following supporting documents:

6.2.3.1. resolutions of TECHNOPRISES's board of directors and shareholders approving the transfer of the TECHNOPRISES Shares to BVRT and registering BVRT in the company's Register of Members as the holder of all issued shares of the TECHNOPRISES, in forms satisfactory to BVRT and its counsel, to be attached hereto as Schedule 6.2.3.1;

6.2.3.2. duly completed notices of transfer regarding the transfer of all the issued shares of TECHNOPRISES as provided above in form and substance acceptable for immediate filing with the Israeli Registrar of Companies;

6.2.4. TVGate and Other Transactions. TECHNOPRISES shall have closed the transaction with Comverse Ltd. described in Schedule 4.7 (the "Asset Purchase Agreement") and TCM shall have duly acquired full title and all rights and interests in and to the Transferred Assets (as defined in the Asset Purchase Agreement) and all transactions contemplated in Schedule 4.3 shall have completed, all to the complete satisfaction of BVRT.

6.3 Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of the Sellers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

6.3.1. Representations, Warranties and Covenants. (i) The representations and warranties of BVRT contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time, except for representations and warranties which were made only as of a specific date, which shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality which representations and warranties as so qualified shall be true in all respects) only as of such date, (ii) BVRT shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing, and (iii) the Sellers shall have received officers' certificates, executed on behalf of BVRT by a duly authorized officer thereof, certifying as to the accuracy of the matters set forth in clauses (i) and (ii) of this Section 6.3.1.

6.3.2. No Material Adverse Effect. From the date hereof until the Closing, there will have been no Material Adverse Effect in BVRT, in the reasonable judgment of the Sellers.

6.3.3. Supporting Documents. On or prior to the Closing Date, the Sellers shall have received copies of the following supporting documents:

6.3.3.1. True and correct copies of resolutions of BVRT's Board of Directors issuing and allotting the Issued Shares to the Shareholders against the transfer of the TECHNOPRISES Shares therefore and registering the Shareholders in BVRT's Register of Members, in a form satisfactory to the Sellers and their counsel, to be attached hereto as Schedule 6.3.3.1;

6.3.3.2. True and correct copies of resolutions of BVRT's Shareholders authorizing the issuance and allotment of the Issued Shares to the Shareholders against the transfer of the TECHNOPRISES Shares therefore, in a form satisfactory to the Sellers and their counsel, to be attached hereto as Schedule 6.3.3.2;

6.3.3.3. a duly completed notice of such issuances in form and substance acceptable for immediate filing with the Israeli Registrar of Companies.

6.3.4. Coresma. BVRT shall have converted all of its convertible debt in Coresma Ltd. into equity, so that following such conversion BVRT shall hold more than fifty percent (50%) of Coresma Ltd.'s share capital (on a fully-diluted basis).

6.3.5. Resignation of Directors. Mr. Joshua Agassi and Mr. Yaron Sheinman will have submitted their resignation from BVRT's Board of Directors, effective as of the Closing Date.

6.3.6. Cancellation of Options. Mr. Yaron Sheinman will have consented to the cancellation of 850,000 options to purchase BVRT Shares, nominal value NIS 0.50 each, and such options shall have been cancelled by BVRT.

7. Option Grant.

7.1 Put Option. The Shareholders hereby grant to the shareholders of BVRT as of the Closing Date (the "RIGHTHOLDERS") an option (the "PUT OPTION"), to sell their BVRT Shares (the "PUT OPTION SHARES") to the Shareholders at a price per share of US$ 0.04 (four cents) per BVRT Share, nominal value NIS 0.01 each (the "PUT OPTION PRICE"). The Put Option shall be exercisable by each Rightholder in the event that during the twelve (12) month period commencing six (6) months following the Closing Date , the average market value of BVRT shall be not less than US$ 6,500,000 (six million five hundred thousand United States dollars) for a period of sixty (60) calendar days (the "TRIGGERING EVENT"). Immediately following the occurrence of a Triggering Event, the Shareholders will provide a notice of offer to the Rightholders providing them with not less than thirty
(30) days to exercise the Put Option at the Put Option Price from the date such offer is effective under any registration requirements. The Shareholders undertake and agree to take all actions and effect any registrations necessary, including under all applicable securities laws, in order to implement the Put Option as aforesaid at the Shareholders' expense.

7.2 Subject to the Closing, the provisions of this Section 7 are for the benefit of the Rightholders, enforceable by the Rightholders against the Shareholders, jointly and severally, pursuant to Section 34 of the Contract Law (General
Part), 1973.

7.3 It is recorded and agreed that, without derogating from any other right or remedy of TECHNOPRISES and the Shareholders, in the event the Board of Directors of BVRT determined in good faith that there was a material breach of any representations or warranties of BVRT hereunder which caused Sellers direct losses in excess of $100,000, and such breach shall not be cured within 30 days of a breach notice from the Shareholders to the Rightholders, following the good faith determination by the BVRT Board of Directors, the Rightholders will automatically lose their rights to the Put Option.

8. Additional Agreements.

8.1 Capitalization. The Shareholders hereby undertake and agree, severally and jointly, that (i) BVRT, TECHNOPRISES and TCM will not issue securities to Comverse Ltd. in connection with the Asset Purchase Agreement, and any payment to Comverse Ltd. in the form of securities will be made by the Shareholders out of the shares of BVRT held by the Shareholders; (ii) after the Closing Date, BVRT, TECHNOPRISES or TCM will not issue securities in connection with any transaction contemplated by this Agreement or any Schedule hereto, and in any event no issuance of securities for transactions prior to the Closing Date shall render the representations and warranties of the Sellers as to the capitalization of TECHNOPRISES or TCM (on a fully-diluted basis), as of the Closing Date, inaccurate or dilute the the holdings of the existing shareholders of BVRT below 10% of BVRT's issued and outstanding share capital, on a fully-diluted basis; and (iii) any broker's fee payable by the Sellers as set forth in Schedule 5.7, shall be payable by the Sellers and will not dilute the holdings of the existing shareholders of BVRT below 10% of BVRT's issued and outstanding share capital, on a fully diluted basis.

8.2 Additional Acquisitions. The Shareholders hereby undertake and agree, severally and jointly, that future acquisitions of technology based entities, IP assets or technology by or on behalf of the Shareholders, their respective shareholders, subsidiaries, parent companies and affiliates, in the IT sector in the fields of telecommunications and media for the cross media environment, shall be made by BVRT or TECHNOPRISES.

8.3 Termination of Options. BVRT shall make reasonable efforts to effect the termination of all outstanding options to purchase securities of the Company as set forth in Schedule 3.3.

8.4 D&O Insurance. The Shareholders and BVRT hereby covenants and agree that so long as the BVRT Directors shall be subject to any possible proceeding by reason of the fact that the BVRT Directors were office holders of the Company under all applicable statutes of limitations, BVRT shall obtain and maintain in full force and effect directors' and officers' liability insurance ("D&O INSURANCE") in reasonable amounts from established and reputable insurers, effective as of the Closing Date. In all policies of D&O Insurance, the BVRT Directors shall be named as an insured in such a manner as to provide the BVRT Directors the same rights and benefits as are accorded to the most favorably insured members of BVRT's Board of Directors. Upon request, the BVRT Directors will be provided with a copy of the D&O Insurance policy. Subject to the Closing, the provisions of this Section 8.4 are for the benefit of the BVRT Directors, enforceable by the BVRT Directors against BVRT and the Shareholders, jointly and severally, pursuant to Section 34 of the Contract Law (General Part), 1973.

"BVRT DIRECTORS" shall mean all persons who served as members of the Board of Directors of BVRT as of October 1, 1998 through the Closing Date.

8.5 Consents; Cooperation. The parties shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby.

8.6 Notices. Each of the parties shall give prompt notice to the others of (i) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated hereby, other than any such consent disclosed in this Agreement as required by one of the parties hereto; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party, or that relate to the consummation of the transactions contemplated hereby; (iv) any change that could reasonably be expected to have a Material Adverse Effect on such party, or to delay or impede the ability of such party to perform their respective obligations pursuant to this Agreement and to effect the consummation of the transactions contemplated hereby.

8.7 Access to Information. From the date of this Agreement to the Closing Date, each party shall (i) provide to the other and their representatives access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its business and personnel as the other party or its representatives may reasonably request. No investigation conducted pursuant to this Section 8.7 shall affect or be deemed to modify any representation or warranty made in this Agreement.

8.8 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.9 Certain Tax Matters. Each party will, at its own expense, file all necessary tax returns and other documentation with respect to all taxes and fees incurred at Closing, as required by applicable law.

8.10 Public Announcements. Until the earlier of termination of this Agreement or the Closing Date, BVRT, on the one hand, and the Sellers, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement that is not approved by the other party, except as may be required by law or the rules of the NASDAQ over-the-counter bulletin board, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

8.11 Legend

      The share certificate evidencing the Issued Shares shall bear the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT."

8.12 Proxy Statement; Annual Report.

8.12.1. As promptly as reasonably practicable after the execution of this Agreement, BVRT shall prepare a proxy statement, which complies with the rules and regulations promulgated by the SEC for foreign private issuers (the "PROXY STATEMENT"). The Sellers shall, upon request by BVRT, furnish BVRT with all information concerning themselves, subsidiaries, directors, executive officers and shareholders, and such other matters and shall furnish consents as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of BVRT to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including, without limitation, providing financial information regarding TECHNOPRISES and TCM and any related consents from the companies' independent public accountants for inclusion of such financial information in the Proxy Statement. In addition, TECHNOPRISES shall obtain any consent from its or TCM's independent public accountants that are necessary for inclusion of the financial information provided by them in any filings that are required to be made by BVRT with the SEC.

8.12.2. The Sellers shall use their reasonable best efforts to ensure that none of the information supplied by them for inclusion or incorporation by reference in the Proxy Statement shall, at the date it or any amendments or supplements thereto are mailed to the shareholders of BVRT, at the time of the shareholders' meeting and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event or circumstance relating to the Sellers, or any of their officers or directors, should be discovered by a Seller that should be set forth in an amendment or a supplement to the Proxy Statement, such Seller shall promptly inform BVRT.

8.12.3. The BVRT Directors will assist in the preparation of BVRT's annual report to the SEC for the period prior to the Closing Date.

8.13 Expenses. All costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby, shall be paid by the party incurring such expenses.

9. Limitation on Liability. In no event shall the Sellers' or BVRT's liability under this agreement or for any breach thereof, whether in contract, tort (including negligence), strict liability or any other legal theory, exceed the amount of $ 500,000. The above limitation will not apply in any event of fraud.

10. Miscellaneous

10.1 Interpretation. The preamble, Schedules and Exhibits hereto constitute an integral part hereof. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.2 Effectiveness; Survival. Each representation and warranty in this Agreement is deemed to be made on the date of this Agreement and at the Closing Date, and shall survive and remain in full force and effect after the Closing Date.

10.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

10.4 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, beneficiaries and administrators of the parties hereto.

10.5 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement.

10.6 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

                  If to BVRT:                       c/o Yigal Arnon & Co
                                                    1 Azrieli Center

                                                    Tel Aviv, 61337 Israel
                                                    Attn:  Orly Tsioni, Adv.
                                                    Phone:  972-3-608-7842
                                                    Fax:  972-3-608-7713

If to TECHNOPRISES:                         c/o Apros & Chay MB Ltd.

                                            Hamachteet 3 St.,

                                            Ramat-Hasharon

                                            With a copy to:
                                            Bach, Arad, Scharf
                                            2 Hashalom Rd.
                                            Tel-Aviv 67892 Israel
                                            Attn: Ehud Arad, Adv.
                                            Phone: 972-3-5625303
                                            Fax: 972-3-5625304

            if to any Shareholder, to the address appearing under the name of such Shareholder in Schedule 1 hereto;

            or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 10.6 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

10.7 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

10.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the date first hereinabove set forth.

BVRT TECHNOLOGIES LTD.                       TECHNOPRISES Apros & Chay LTD.

By: ____________________                     By: ____________________

Name: __________________                     Name: __________________

Title: _________________                     Title: ___________________


Apros & Chay MB Ltd.         Propsper Abitbol           Avigdor Olshansky

By: ____________________     ____________________       ________________________

Name: __________________

Title: ___________________


                  [Signature page of Share Purchase Agreement]